Exhibit 8.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Telephone: +1 (212) 837-6000 Fax: +1 (212) 422-4726 hugheshubbard.com

August 12, 2021

CF Acquisition Corp. V

110 East 59th Street

New York, New York 10022

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as legal counsel to CF Acquisition Corp. V, a Delaware corporation (“SPAC”), in connection with the transactions (the “Business Combination”) contemplated by the Agreement and Plan of Merger, dated as of July 5, 2021 (the “Merger Agreement”), by and among Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of the Company (“PubCo”), (ii) SPAC, (iii) Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo, (iv) Ganymede Merger Sub 2 Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo, and (v) Nettar Group Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), and the preparation and filing of PubCo’s registration statement on Form F-4 dated as of August 12, 2021 (as amended or supplemented, and together with the Proxy Statement/Prospectus, the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

For purposes of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary, including the representation letters executed as of the date hereof for purposes of this opinion by an officer of SPAC on behalf of SPAC (the “SPAC Officer’s Certificate”) and by an officer of Company on behalf of Company and PubCo (the “Company Officer’s Certificate” and, with the SPAC Officer’s Certificate, the “Officer’s Certificates”), the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the Registration Statement and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) that the original documents (including signatures) are authentic, (ii) that documents submitted to us as copies conform to the corresponding original documents, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, and (vii) that the representations and statements in the Officer’s Certificates, the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement), and the Registration Statement are true, correct and complete and will remain true, correct and complete through the effective time of the Second Merger, in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise, and that the parties to the Business Combination will comply with the covenants and undertakings in the agreements referenced above. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Business Combination, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein, in the Registration Statement, and Section 367(a) of the Code, the exchange by U.S. holders of their shares of CF V Class A Common Stock for PubCo Class A Ordinary Shares pursuant to the Merger Agreement, taken together with other transactions, should qualify as a transaction governed by Section 351 of the Code. We express no opinion on whether the Business Combination could be treated as a “reorganization” within the meaning of Section 368 of the Code, and our opinion does not address (i) the application of Code Section 367(a) to the Business Combination, or (ii) any matter arising in connection with Section 7874 of the Code.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Business Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP
Hughes Hubbard & Reed LLP

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